Exhibit 10.2

MAXAR TECHNOLOGIES INC.

2019 INCENTIVE AWARD PLAN

PERFORMANCE STOCK UNIT AWARD GRANT NOTICE

(2022 AWARD)

Maxar Technologies Inc., a Delaware corporation, (the “Company”), pursuant to its 2019 Incentive Award Plan, as amended from time to time (the “Plan”), hereby grants to the holder listed below (the “Participant”), an award of performance stock units (“Performance Stock Units” or “PSUs”).  Each vested Performance Stock Unit represents the right to receive, in accordance with the Performance Stock Unit Award Agreement attached hereto as Exhibit A (the “Agreement”), a share of Common Stock  (each, a “Share”) based on the Company’s achievement of certain performance goals.  This award of Performance Stock Units is subject to all of the terms and conditions set forth herein and in the Agreement and the Plan, each of which are incorporated herein by reference.  Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Performance Stock Unit Award Grant Notice (the “Grant Notice”) and the Agreement.

Participant:	[__________________________]
Grant Date:	[__________________________]
Target Number of PSUs:	[__________________________]
Maximum Number of PSUs:	The maximum number of Shares that may be issued in respect of the PSUs is two times the Target Number of PSUs set forth above.
Vesting Schedule:	Subject to Sections 2.3 and 2.5 of the Agreement, the number of PSUs subject to this award that vest shall be determined as provided in Exhibit B.
Termination of PSUs:

Except as set forth in the Agreement, if the Participant experiences a Termination of Service prior to the third anniversary of the Grant Date, all PSUs subject to this award will thereupon be automatically forfeited by the Participant without payment of any consideration therefor.  In addition, as of the end of each Performance Period (as defined in Exhibit B), the portion of the Target Number of PSUs corresponding to that Performance Period that do not become eligible to vest (subject to the requirement of continued service) in accordance with Exhibit B based on performance for that Performance Period will be automatically forfeited by the Participant without payment of any consideration therefor.

By his or her signature and the Company’s signature below, the Participant agrees to be bound by the terms and conditions of the Plan, the Agreement and this Grant Notice.  The Participant has reviewed the Agreement, the Plan and this Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of this Grant Notice, the Agreement and the Plan.  The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice or the Agreement.  In addition, by signing below, the Participant also agrees that the Company, in its sole discretion, may satisfy any withholding obligations in accordance with Section 2.6(b) of the Agreement by (i) withholding shares of Common Stock otherwise issuable to the Participant upon vesting of the PSUs, (ii) instructing a broker on the Participant’s behalf to sell shares of Common Stock otherwise issuable to the Participant upon vesting of the PSUs and submit the proceeds of such sale to the Company, or (iii) using any other method permitted by Section 2.6(b) of the Agreement or the Plan.

MAXAR TECHNOLOGIES INC.:	PARTICIPANT:

PARTICIPANT:

By:	By:
Print Name:	Print Name:
Title:
Address:	Address:

EXHIBIT A

TO PERFORMANCE STOCK UNIT AWARD GRANT NOTICE

PERFORMANCE STOCK UNIT AWARD AGREEMENT

(2022 AWARD)

Pursuant to the Performance Stock Unit Award Grant Notice (the “Grant Notice”) to which this Performance Stock Unit Award Agreement (this “Agreement”) is attached, Maxar Technologies Inc., a Delaware corporation (the “Company”), has granted to the Participant the number of performance stock units (“Performance Stock Units” or “PSUs”) set forth in the Grant Notice under the Company’s 2019 Incentive Award Plan, as amended from time to time (the “Plan”).  Each Performance Stock Unit represents the right to receive a share of Common Stock (each, a “Share”) based on the Company’s achievement of certain performance goals.  Capitalized terms not specifically defined herein shall have the meanings specified in the Plan and Grant Notice.

ARTICLE I.

GENERAL

1.1Incorporation of Terms of Plan.  The PSUs are subject to the terms and conditions of the Plan, which are incorporated herein by reference.  In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.

ARTICLE II.

GRANT OF PERFORMANCE STOCK UNITS

2.1Grant of PSUs.  Pursuant to the Grant Notice and upon the terms and conditions set forth in the Plan and this Agreement, effective as of the Grant Date set forth in the Grant Notice, the Company hereby grants to the Participant an award of PSUs under the Plan in consideration of the Participant’s past and/or continued employment with or service to the Company or any Subsidiaries and for other good and valuable consideration.

2.2Unsecured Obligation to PSUs.  Each PSU constitutes the right to receive a number of Shares, as determined in accordance with Section 2.3 and 2.6 below.  Unless and until the PSUs have vested in the manner set forth in Article 2 hereof, the Participant will have no right to receive Common Stock under any such PSUs.  Prior to actual payment of any vested PSUs, such PSUs will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.

2.3Vesting Schedule; Change in Control.

(a)Subject to Section 2.5 hereof, the PSUs shall vest and become nonforfeitable on the third anniversary of the Grant Date with respect to the applicable portion thereof in accordance with the Grant Notice, Exhibit B to the Grant Notice, and this Section 2.3.

(b)Notwithstanding Section 2.3(a) but subject to Section 2.5, if a Change in Control occurs before the third anniversary of the Grant Date and at least one of the two circumstances described in clauses (i) and (ii) below occurs (the date of either such event, the “Early Measurement Date”), then such number of PSUs will become immediately vested and earned on such Early Measurement Date as is determined in this Section 2.3(b).  For purposes of this Agreement, an Early Measurement Date will occur on the earlier to occur of:

(i)upon a Change in Control, the surviving corporation or successor fails to continue or assume the obligations with respect to the PSUs or fails to provide for the conversion or replacement of the PSUs with an equivalent award; or

(ii)in the event that the PSUs are continued, assumed, converted or replaced as contemplated in Section 2.3(b)(i), during the one-year period following the effective date of a Change in Control, the Participant incurs a Termination of Service without Cause or for Good Reason.

If an Early Measurement Date occurs, the number of PSUs that shall vest on such Early Measurement Date is equal to the sum of the PSUs corresponding to each of the three Performance Periods that are eligible to vest, determined as follows:

•

As to each Performance Period that has not ended prior to the Early Measurement Date, the PSUs eligible to vest with respect to such Performance Period shall equal the greater of (i) such number of PSUs as would vest based on the TSR Achievement Factor, and the Overall ACL Achievement Factor, for such Performance Period determined in accordance with Exhibit B but as of the Early Measurement Date; or (ii) a prorated portion of the Target Number of PSUs corresponding to that Performance Period with such proration based on (A) the number of days elapsed in the period commencing January 1, 2022 through the Early Measurement Date, divided by (B) the total number of days in such Performance Period had it not ended on an Early Measurement Date (the “Early Measurement Date Determination”); and

•

As to each Performance Period that has ended prior to the Early Measurement Date, the PSUs eligible to vest with respect to such Performance Period shall be determined in accordance with Exhibit B based on performance for that Performance Period).

(c)For purposes of Section 2.3, the obligations with respect to the PSUs will be considered to have been converted or replaced with an equivalent award by the surviving corporation or successor (or an affiliate thereof), if each of the following conditions are met, which determination will be made solely in the discretionary judgment of the Administrator (as constituted immediately prior to the Change in Control), which determination may be made in advance of the effective date of a particular Change in Control:

(i)the converted or replaced award preserves the existing value of the PSUs being replaced, and contains provisions for scheduled vesting and treatment on Termination of Service (including the definition of Cause and Good Reason) that are no less favorable to the Participant than the PSUs being replaced; and

(ii)the security represented by the converted or replaced award is of a class that is publicly held and widely traded on an established U.S. national stock exchange unless otherwise determined by the Administrator.

2.4Consideration to the Company.  In consideration of the grant of the award of PSUs pursuant hereto, the Participant agrees to render faithful and efficient services to the Company or any Subsidiary during the applicable vesting period.

2.5Forfeiture, Termination and Cancellation upon Termination of Service.  Subject to Section 2.3(b) and the immediately following paragraph, if the Participant experiences a Termination of Service (for any reason) prior to the third anniversary of the Grant Date, all Performance Stock Units which have not vested prior to or in connection with such Termination of Service shall thereupon automatically be forfeited, terminated and cancelled as of the applicable date of such Termination of Service without payment of any consideration by the Company, and the Participant, or the Participant’s beneficiary or personal representative, as the case may be, shall have no further rights hereunder.  Further, notwithstanding herein to the contrary, as of the end of each Performance Period, the portion of the Target Number of PSUs corresponding to that Performance Period that do not become eligible to vest (subject to the requirement of continued service through the third anniversary of the Grant Date) in accordance with Exhibit B based on performance for that Performance Period shall thereupon automatically be forfeited, terminated and cancelled without payment of any consideration by the Company, and the Participant, or the Participant’s beneficiary or personal representative, as the case may be, shall have no further rights hereunder. No portion of the PSUs which has not become vested as of the date on which the Participant incurs a Termination of Service shall thereafter become vested.

In the event that, at the time of the Participant’s Termination of Service (other than a Termination of Service described in Section 2.3 above), the Participant is a party to a written employment agreement with the Company that provides for the continued vesting of all or part of the PSUs in connection with the circumstances of the Participant’s Termination of Service, then (subject to the satisfaction of any applicable conditions to such accelerated or continued vesting as set forth in such employment agreement) the continued vesting required under the terms of such employment agreement shall be given effect as follows before applying the immediately preceding paragraph: (i) the PSUs corresponding to any Performance Period that is scheduled to end within the applicable period of such continued vesting shall remain outstanding and shall vest as of the end of such Performance Period if and to the extent the PSUs are eligible to vest in accordance with Exhibit B based on performance for that Performance Period; (ii) the PSUs corresponding to any Performance Period that is scheduled to end after the applicable period of such continued vesting shall remain outstanding and shall vest on a pro-rated basis as of the end of such Performance Period if and to the extent the PSUs are eligible to vest in accordance with Exhibit B based on performance for that Performance Period, with the proration based on (A) the number of days elapsed in the period commencing January 1, 2022 through the end of the continued vesting period required under the terms of such employment agreement, divided by (B) the total number of days in such Performance Period (disregarding any Early Measurement Date); and (iii) the PSUs eligible to vest in accordance with Exhibit B based on performance for any Performance Period that ended on or before the date of such Termination of Service shall vest as of the date of such Termination of Service.  In the event that, at the time of the Participant’s Termination of Service, the Participant is a party to a written employment agreement with the Company that provides for the continued vesting (or fully vesting) of all or part of the PSUs in connection with the circumstances of the Participant’s Termination of Service and Section 2.3(b)(ii) applies to the Termination of Service, then (subject to the satisfaction of any applicable conditions to such accelerated or continued vesting as set forth in such employment agreement) in making the Early Measurement Date Determination pursuant to Section 2.3: (i) there will be no proration of the Target Number of PSUs corresponding to the applicable Performance Period (i.e., clause (ii) of the Early Measurement Date Determination will be the full Target Number of PSUs corresponding to the applicable Performance Period) in the event that the Participant is entitled to full vesting of such PSUs in such circumstances pursuant to such employment agreement; and (ii) in the event that the Participant is entitled to continued vesting of such PSUs in such circumstances pursuant to such employment agreement, the number of days in clause (A) of the Early Measurement Date Determination shall be increased (but not to a number of days greater than the number of days in clause (B) of the Early Measurement Date Determination) by the number of days in such continued vesting period.  Any PSUs that become vested pursuant to this paragraph shall be settled pursuant to Section 2.6 not later than March 1 of the calendar year following the year in which such vesting date occurs; provided that if the period of time that the Participant has to satisfy any applicable vesting conditions in his or her employment agreement with the Company (including any period of time to consider and revoke any applicable release) spans two calendar years, settlement of such PSUs shall be made within the applicable period of time but not earlier than the second of such two calendar years.

2.6Settlement upon Vesting.

(a)As soon as administratively practicable following the vesting of any Performance Stock Units pursuant to Section 2.3 hereof, but in no event later than March 15 of the calendar year following the year in which such Performance Stock Units become vested (for the avoidance of doubt, this deadline is intended to comply with the “short term deferral” exemption from Section 409A of the Code), the Company shall deliver to the Participant (or any transferee permitted under Section 3.2 hereof) a number of Shares equal to the number of vested PSUs as determined in accordance with the Grant Notice, this Agreement and Exhibit B.  Notwithstanding the foregoing but subject to compliance with Section 409A of the Code, in the event Shares cannot be issued pursuant to Section 10.4 of the Plan, the Shares shall be issued pursuant to the preceding sentence as soon as administratively practicable after the Administrator determines that Shares can again be issued in accordance with such Section.

(b)As set forth in Section 10.2 of the Plan, the Company shall have the authority and the right to deduct or withhold, or to require the Participant to remit to the Company, an amount sufficient to satisfy all applicable federal, state and local taxes required by law to be withheld with respect to any taxable event arising in connection with the Performance Stock Units.  The Company shall not be obligated to deliver any Shares to the Participant or the Participant’s legal representative unless and until the Participant or the Participant’s legal representative shall have paid or otherwise satisfied in full the amount of all federal, state and local taxes applicable to the taxable income of the Participant resulting from the grant or vesting of the Performance Stock Units or the issuance of Shares.

2.7Conditions to Delivery of Shares.  The Shares deliverable hereunder may be either previously authorized but unissued Shares, treasury Shares or issued Shares which have then been reacquired by the Company.  Such Shares shall be fully paid and nonassessable.  The Company’s obligation to delivery Shares hereunder is subject to fulfillment of the conditions set forth in Section 10.4 of the Plan.

2.8Rights as Stockholder.  The holder of the PSUs shall not be, nor have any of the rights or privileges of, a stockholder of the Company, including, without limitation, voting rights and rights to dividends, in respect of the PSUs and any Shares underlying the PSUs and deliverable hereunder unless and until such Shares shall have been issued by the Company and held of record by such holder (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company).  No adjustment shall be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 12.2 of the Plan.

ARTICLE III.

OTHER PROVISIONS

3.1Administration.  The Administrator shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules.  All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding upon the Participant, the Company and all other interested persons.  No member of the Administrator or the Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, this Agreement or the PSUs.

3.2PSUs Not Transferable.  The PSUs shall be subject to the restrictions on transferability set forth in Section 10.3 of the Plan.

3.3Tax Consequences; No Advice.  The Participant understands that the Participant may suffer adverse tax consequences in connection with the PSUs granted pursuant to this Agreement (and the Shares issuable with respect thereto).  The Company is not providing any tax, legal or financial advice to the Participant, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of the underlying Shares.  The Participant is hereby advised to consult with the Participant’s own personal tax, legal and financial advisors regarding the Participant’s participation in the Plan before taking any action related to the Plan or the PSUs.

3.4Binding Agreement. Subject to the limitation on the transferability of the PSUs contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

3.5Adjustments Upon Specified Events.  The Participant acknowledges that the PSUs are subject to adjustment, modification and termination in certain events as provided in this Agreement and Section 12.2 of the Plan.

3.6Notices.  Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company’s principal office, and any notice to be given to the Participant shall be addressed to the Participant at the Participant’s last address reflected on the Company’s records.  By a notice given pursuant to this Section 3.6, either party may hereafter designate a different address for notices to be given to that party. Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

3.7Participant’s Representations.  In accepting the PSUs, the Participant acknowledges and agrees that:

(a)the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company, in its sole discretion, at any time (subject to any limitations set forth in the Plan);

(b)the grant of the PSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of PSUs, or benefits in lieu of PSUs, even if PSUs or other awards have been granted in the past;

(c)all decisions with respect to future awards, if any, will be at the sole discretion of the Company;

(d)the Participant’s participation in the Plan is voluntary;

(e)the PSUs and the Participant’s participation in the Plan shall not create a right to employment or be interpreted as forming an employment contract with the Company or any of its Subsidiaries and shall not interfere with the ability of the Company or the Employer, as applicable, to terminate the Participant’s employment relationship (as otherwise may be permitted under local law);

(f)unless otherwise agreed with the Company, the PSUs and any Shares acquired upon settlement of the PSUs, and the income from and value of the same, are not granted as consideration for, or in connection with, any service the Participant may provide as a director of any Subsidiary;

(g)the PSUs and any Shares acquired under the Plan and the income and value of the same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, holiday pay, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services (prior to the Grant Date) for the Company, the Employer or any of their Affiliates;

(h)the future value of the Shares underlying the PSUs is unknown, indeterminable, and cannot be predicted with certainty;

(i)no claim or entitlement to compensation or damages shall arise from forfeiture of the PSUs resulting from Termination of Service (for any reason whatsoever and whether or not in breach of local labor laws or later found invalid) and, should PSUs terminate without payment in connection with a Termination of Service before the applicable vesting date, in no event shall any portion of such PSUs be considered to have been earned (for service after the Grant Date or otherwise);

(j)for purposes of the PSUs, will be considered to experience a Termination of Service as of the date the Participant is no longer actively providing services to the Company, the Employer or any of their Affiliates (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant provides services or the terms of the Participant’s employment agreement, if any), and such date will not be extended by any notice period (e.g., any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Participant provides services or the terms of the Participant’s service agreement, if any); the Administrator shall have the exclusive discretion to determine when the Participant is no longer actively providing service for purposes of the PSUs (including whether the Participant may still be considered to be providing service while on a leave of absence); and

(k)neither the Company nor any of its Subsidiaries shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States dollar that may affect the value of the PSUs or any amounts due to the Participant pursuant to the settlement of the PSUs or the subsequent sale of any Shares acquired upon settlement of the PSUs.

In addition, if the Shares issuable hereunder have not been registered under the Securities Act or any applicable state laws on an effective registration statement at the time of such issuance, the Participant shall, if required by the Company, concurrently with such issuance, make such written representations as are deemed necessary or appropriate by the Company and/or its counsel.

3.8Titles.  Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

3.9Governing Law.  The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

3.10Conformity to Applicable Law.  The grant of the PSUs and the issuance and delivery of Shares with respect to the PSUs are subject to all Applicable Laws, rules and regulations and to such approvals by any governmental agencies or securities exchange as may be required.  The Participant acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any other Applicable Law.  To the extent permitted by Applicable Law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such Applicable Law.  Notwithstanding anything herein to the contrary, the Plan shall be administered, and the PSUs are granted, only in such a manner as to conform to Applicable Law, and the Company has no liability to deliver any Shares in respect of the PSUs or make any payment unless such delivery or payment would comply with all Applicable Laws and the applicable requirements of any governmental agency, securities exchange or similar entity, and unless and until the Participant shall have taken all actions that the Company reasonably and in good faith determines are necessary in connection with the PSUs in order to comply with all such Applicable Laws, rules, and requirements.  The Company may impose such restrictions on any Shares issued under the Plan as the Company determines necessary or desirable to comply with all Applicable Laws, rules or requirements.

3.11Amendment, Suspension and Termination.  To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator or the Board; provided, however, that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall adversely affect the PSUs in any material way without the prior written consent of the Participant.

3.12Successors and Assigns.  The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company.  Subject to the restrictions on transfer herein set forth in Section 3.2 hereof, this Agreement shall be binding upon the Participant and his or her heirs, executors, administrators, successors and assigns.

3.13Limitations Applicable to Section 16 Persons.  Notwithstanding any other provision of the Plan or this Agreement, if the Participant is subject to Section 16 of the Exchange Act, then the Plan, the PSUs and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule.  To the extent permitted by Applicable Law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

3.14Not a Contract of Service Relationship.  Nothing in this Agreement or in the Plan shall confer upon Participant any right to continue to serve as an employee or other service provider of the Company or any of its Subsidiaries or interfere with or restrict in any way with the right of the Company or any of its Subsidiaries, which rights are hereby expressly reserved, to discharge or to terminate for any reason whatsoever, with or without cause, the services of the Participant’s at any time.

3.15Section 409A.  This Award is not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof, “Section 409A”).  However, notwithstanding any other provision of the Plan, the Grant Notice or this Agreement, if at any time the Administrator determines that this Award (or any portion thereof) may be subject to Section 409A, the Administrator shall have the right in its sole discretion (without any obligation to do so or to indemnify Participant or any other person for failure to do so) to adopt such amendments to the Plan, the Grant Notice or this Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate for this Award either to be exempt from the application of Section 409A or to comply with the requirements of Section 409A.  This Award is intended to satisfy, and not result in any tax, penalty or interest under, Section 409A and shall be interpreted and construed consistent with such intent.

3.16Limitation on Participant’s Rights.  Participation in the Plan confers no rights or interests other than as herein provided.  This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust.  Neither the Plan nor any underlying program, in and of itself, has any assets.  The Participant shall have only the rights of a general unsecured creditor of the Company and its Subsidiaries with respect to amounts credited and benefits payable, if any, with respect to the PSUs, and rights no greater than the right to receive the Common Stock as a general unsecured creditor with respect to PSUs, as and when payable hereunder.

3.17Data Privacy.  Without limiting the generality of any other provision of this Agreement, Section 10.8 (“Data Privacy”) of the Plan is hereby expressly incorporated into this Agreement as if first set forth herein.

3.18Foreign Asset/Account Reporting Notification. The Participant understands that the Participant’s country may have certain exchange control and/or foreign asset/account reporting requirements which may affect the Participant’s ability to hold Shares received from the PSUs in a brokerage or bank account outside of the Participant’s country. The Participant may be required to report such accounts, assets or transactions to the tax or other authorities in the Participant’s country. The Participant acknowledges that it is the Participant’s responsibility to comply with any applicable regulations, and the Participant should speak to the Participant’s personal advisor on this matter.

3.19Additional Acknowledgement.  The Participant acknowledges that for employment law purposes outside the United States, the PSUs and the income from and value of same, are not part of normal or expected compensation or salary for any purpose, including but not limited to for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, holiday pay, long-service awards, pension or retirement benefits or similar mandatory payments.

Exhibit B

PERFORMANCE GOALS

(2022 AWARD)

1.	General. The number of PSUs subject to this award that vest shall be determined respect to three Performance Periods (as defined below) as follows:

Period 1. 25% of the Target Number of PSUs (as set forth in the Grant Notice) shall become eligible to vest with respect to Period 1 (as defined below), and the number of Shares issuable in respect of such PSUs shall be determined by multiplying the Achievement Factor (as determined below) for Period 1 by 25% of the Target Number of PSUs, and rounding down to the next whole Share.

Period 2. 25% of the Target Number of PSUs shall become eligible to vest with respect to Period 2 (as defined below), and the number of Shares issuable in respect of such PSUs shall be determined by multiplying the Achievement Factor for Period 2 by 25% of the Target Number of PSUs, and rounding down to the next whole Share.

Period 3. 50% of the Target Number of PSUs shall become eligible to vest with respect to Period 3 (as defined below), and the number of Shares issuable in respect of such PSUs shall be determined by multiplying the Achievement Factor for Period 3 by 50% of the Target Number of PSUs, and rounding down to the next whole Share.

2.	Definitions.

“Adjusted Cash Leverage” or “ACL” means the quotient obtained by dividing Gross Debt by Adjusted EBITDA.

“Adjusted EBITDA” means the Company’s earnings before interest, taxes, depreciation and amortization, excluding impairment losses, inventory valuation adjustments, legal settlements/provisions, restructuring charges and restructuring-related retention arrangements, acquisition/disposition and integration related expenses, foreign exchange gains and losses, unusual gains and losses and stock compensation expenses (both cash and stock settled), for the applicable year.  For Period 1, the Adjusted EBITDA taken into account will be the average of (1) Adjusted EBITDA determined for the calendar year ending December 31, 2022 and (2) Adjusted EBITDA determined for the calendar year ending December 31, 2023.  For Period 2, Adjusted EBITDA will be determined for the calendar year ending December 31, 2024.

“Beginning Price” as to a Performance Period means, with respect to the Company and any other company in the Index, the average of the closing market prices of such company’s common stock on the principal exchange on which such stock is traded for the trading days occurring in the period from July 1, 2021 (or, if such company’s common stock was not publicly traded on a national securities exchange on July 1, 2021, then the period with respect to that company will begin with the first date after July 1, 2021 on which such company’s common stock was traded on a national securities exchange) through and including December 31, 2021.  For the purpose of determining Beginning Price, the value of dividends and other distributions as to which the ex-dividend date occurs during such period shall be treating as reinvested in additional shares of stock at the closing market price on the corresponding ex-dividend date.

“Debt Covenants” means the financial covenants contained in Sections 10.2(11)(a) and 10.2(11)(b) of the Restated Credit Agreement by and among the Company, Royal Bank of Canada, and the Lenders named therein, dated as of October 5, 2017, and as amended from time to time, and Section 4.18 of the 2023 Bonds, as amended from time to time, and as contained in other financing arrangements of the Company as in effect from time to time and as determined by the Administrator.

“Ending Price” as to a Performance Period means, with respect to the Company and any other company in the Index, the average of the closing market prices of such company’s common stock on the principal exchange on which such stock is traded for the trading days occurring in the period from July 1, 2024 through and including December 31, 2024.  For the purpose of determining Ending Price, the value of dividends and other distributions as to which the ex-dividend date occurs during such period shall be treating as reinvested in additional shares of stock at the closing market price on the corresponding ex-dividend date.

“Gross Debt” means gross combined long and short term debt, including finance leases, as reflected in the balance sheet of the Company and the notes thereto as of December 31, 2023 (for Period 1) or December 31, 2024 (for Period 2), as applicable, and as each of the foregoing terms is defined under generally accepted accounting principles consistently applied based on those principles as they existed at December 31, 2021.

“Index” means the Russell 2000 Index as constituted as of January 1, 2022. For purposes of this definition and calculating any company’s TSR for each Performance Period, (i) the Company will be excluded from the Index, (ii) any company that is removed from the Russell 2000 Index due to a merger, acquisition, or otherwise (except as provided in clause (iii) will be removed from the Index, and (iii) any company that is in the Russell 2000 Index that files for bankruptcy protection during a Performance Period will remain in the Index and be deemed to have the lowest TSR in the Index.

“Performance Period” means each of Period 1, Period 2, and Period 3.

“Period 1” means January 1, 2022 through December 31, 2023.

“Period 2” means January 1, 2024 through December 31, 2024.

“Period 3” means January 1, 2022 through December 31, 2024.

“Relative TSR” means the Company’s TSR relative to the TSRs of the companies that comprise the Index, expressed as a percentile.

“TSR” means total shareholder return (expressed as a percentage) and shall be determined with respect to the Company and any other company in the Index by dividing (a) the sum of (1) the difference obtained by subtracting the applicable Beginning Price from the applicable Ending Price for the applicable Performance Period plus (2) all dividends and other distributions on a share of that company’s common stock as to which the ex-dividend date occurs during that Performance Period (for purposes of clarity, without duplicating any dividends and other distributions as to which the ex-dividend date occurs during the period for which the Ending Price is determined that are taken into account in the determination of Ending Price for that Performance Period) by (b) the applicable Beginning Price.  For the purpose of determining TSR, the value of dividends and other distributions on a share of that company’s common stock as to which the ex-dividend date occurs during the Performance Period that are taken into account in accordance with the preceding sentence shall be treated as reinvested in additional shares of stock at the closing market price on the corresponding ex-dividend date.

With respect to the computation of TSR, Beginning Price and Ending Price, there shall be an equitable and proportionate adjustment to the extent (if any) necessary to preserve the intended incentives of this Award and mitigate the impact of any stock split, stock dividend or reverse stock split occurring during the applicable Performance Period (or during the applicable period in determining the Beginning Price or Ending Price, as the case may be), and any non-cash distributions shall be ascribed such dollar value as may be determined by the Administrator.

3.

Achievement Factors.  As soon as administratively practicable following the end of each of Period 1 and Period 2 (but in no event later than 60 days following the completion of such Performance Period), the Administrator shall determine the Adjusted Cash Leverage for the Performance Period and calculate the ACL Achievement Factor for the Performance Period.  As soon as administratively practicable following the end of each of Period 3 (but in no event later than 60 days following the completion of such

Performance Period), the Administrator shall determine the Relative TSR for the Performance Period and calculate the TSR Achievement Factor for the Performance Period.

The “TSR Achievement Factor” means that factor determined under Table 1 below based on the Company’s Relative TSR for Period 3. The “ACL Achievement Factor” means that factor determined under Table 2 below based on the Company’s Adjusted Cash Leverage for Period 1 or Period 2, as applicable.  The Administrator shall equitably and proportionately adjust the ACL Achievement Factor performance levels set forth in Table 2 below to eliminate the impact of any equity issuance, debt restructuring, or acquisition by the Company during the applicable Performance Period.  The Administrator’s determination of whether any such adjustment is required, as well as the nature and extend of any such adjustment, shall be final and binding.  In the event of the occurrence of an Early Measurement Date before Performance Period 2 has started, the ACL Achievement Factor for such Performance Period shall be equal to 1.0.

If the Relative TSR or the Adjusted Cash Leverage achieved during the applicable Performance Period is between two of the levels set forth in the applicable table below, the TSR Achievement Factor or the ACL Achievement Factor (as applicable) for such Performance Period shall be determined using linear interpolation.  For clarity, (i) in no event shall the TSR Achievement Factor or ACL Achievement Factor for any applicable Performance Period exceed 2.0, and (ii) if the Relative TSR or Adjusted Cash Leverage performance for an applicable Performance Period is below the Threshold level, the TSR Achievement Factor or ACL Achievement Factor (as applicable) for such Performance Period shall be 0.0.

Table 1

Performance Level	Relative TSR Percentile for Performance Period	TSR Achievement Factor
Maximum	75th or above	2.0
Target	50th	1.0
Threshold	25th	0.5
Below Threshold	below 25th	0.0

Table 2

Performance Level	ACL for Performance Period		ACL Achievement Factor*
	Period 1	Period 2
Maximum	2.0 or below	2.0 or below	2.0
Target	3.0	3.0	1.0
Threshold	4.0	3.0	0.5
Below Threshold	above 4.0	above 3.0	0.0

* If the Board determines that the Company has violated its Debt Covenants at any time during a Performance Period and the violation is not waived, the ACL Achievement Factor will equal 0.0 for such Performance Period.